EXHIBIT 5.1

RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

July 17, 2007

Composite Technology Corporation
2026 McGaw Avenue
Irvine, California 92614

Re: Registration on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Composite Technology Corporation (the "Company") in connection with the registration with the Securities and Exchange Commission on Form S-3 of 52,332,521 shares of the Company's common stock, par value $0.001 (the "Shares"), including 23,130,567 shares which may be issued to certain selling security holders upon the exercise of certain warrants (the "Warrant Shares"). In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Company's Articles of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Shares have been duly authorized. The Shares other than the Warrant Shares have been legally issued, fully paid and non-assessable. The Warrant Shares, when issued by the Company upon exercise of the applicable warrants in accordance with their terms, will be legally issued, fully paid and nonassessable.

This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the registration statement and the prospectus included therein. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the registration statement, including this opinion as an exhibit or otherwise.

Very truly yours,
/s/ Richardson & Patel LLP
RICHARDSON & PATEL LLP